EXHIBIT 10.26

VASCULAR SOLUTIONS, INC.
EXECUTIVE COMPENSATION RECOUPMENT AGREEMENT

This EXECUTIVE COMPENSATION RECOUPMENT AGREEMENT (this “Agreement”) is made this _____ day of ____________, 20__ by and between Vascular Solutions, Inc., a Minnesota corporation (the “Company”) and ______________ (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has established the Vascular Solutions, Inc. Executive Compensation Recoupment Policy (the “Recoupment Policy”), a copy of which the Executive has received, read and understands;

WHEREAS, the Recoupment Policy applies only to Incentive Compensation paid for years beginning, and Equity Incentive Awards granted after, January 1, 2014;

WHEREAS, the Recoupment Policy requires Covered Executives (as defined in the Recoupment Policy) to enter into an Executive Compensation Recoupment Agreement to be eligible for Incentive Compensation awards or Equity Incentive Awards after the adoption of the Recoupment Policy; and

WHEREAS, the Executive is a Covered Executive and wishes to be eligible for Incentive Compensation awards and Equity Incentive Awards.

NOW, THEREFORE, in consideration of the mutual promises herein, the Company and the Executive, each intending to be legally bound, agree as follows:

1.             Certain Definitions.

(a)            “Anti-Fraud Laws” mean (i) the Federal Anti-Kickback Statute or equivalent state statutes, (ii) the Federal False Claim Act or equivalent state statutes, (iii) the anti-fraud provisions of the Health Insurance Portability and Accountability Act (HIPAA) or equivalent state statutes, (iv) federal or state anti-bribery laws, (v) federal or state antitrust laws, (vi) prohibitions of the Food and Drug Administration on off-label promotion of medical devices, and (vii) the Foreign Corrupt Practices Act.

(b)            “Equity Incentive Awards” means stock options, restricted stock awards or other compensation awards made in, or with reference to the price of, equity securities of the Company.  Shares issued under an Employee Stock Purchase Program are not considered Equity Incentive Awards.

(c)            “Financial Statement Restatement” means the restatement of a Company financial statement that has been filed with the Securities and Exchange Commission (“SEC”) due to the failure of the originally filed financial statement to comply with any financial reporting requirement under Federal securities laws.

(d)            “Incentive Compensation” means cash payments made under the Company’s executive Incentive Compensation program.  Incentive Compensation consists of payments made for the achievement of corporate objectives and for the achievement of individual objectives.

2.             Financial Statement Restatement.  If the Company is required to prepare and file a Financial Statement Restatement, the Executive will repay to the Company:

(i)
the amount of Incentive Compensation (for corporate objectives and individual objectives) that was calculated based on financial measures of the Company that the Executive was paid for each of the three (3) calendar years prior to the date the Financial Statement Restatement was filed by the Company with the SEC, minus

(ii)
the amount of Incentive Compensation (for corporate objectives and individual objectives) calculated based on financial measures of the Company that the Executive would have been paid for each of the three (3) calendar years prior to the date the Financial Statement Restatement was filed by the Company with the SEC as recalculated based on the restated financial measures of the Company, minus

(iii)
Federal and state taxes paid by the Executive on (i) above in excess of the Federal and state taxes the Executive would have paid on (ii) above, to the extent such taxes are not recoverable by the Executive, as calculated in accordance with Section 8 of this Agreement.

For the sake of clarity, if a financial statement restatement would reduce the amount of Incentive Compensation that the Executive would have been paid in one year, but would increase the amount of Incentive Compensation that the Executive would have been paid in another year, the recoupment payment (if any) will be net amount of decreases in excess of any increases.

3.             Company Violation of Anti-Fraud Law.  If the Company is convicted of, or pleads guilty or no contest to, violation of an Anti-Fraud Law (a “Violation”):

(i)
the Executive will repay to the Company the amount of Incentive Compensation for the achievement of corporate objectives that was paid to the Executive for each of the years in which the Company committed a Violation in the five (5) year period prior to the date of its conviction of, or plea of guilty or no contest to, violation of an Anti-Fraud Law (the “Company Recoupment Period”); and

(ii)
if the Company’s commission of a Violation is attributable to the conduct of employees of the Company under the Executive’s functional supervision, as determined by the Board, and the Board determines that the Executive should bear responsibility for the Company’s violation based on the foreseeability of the violation, warning signs of a violation about which the Executive knew or should have known, the Executive’s actions or lack of action to prevent the violation or other factors the Board considers relevant, the Executive will repay to the Company the amount of Incentive Compensation for the achievement of individual objectives that was paid to the Executive for each of the years in which the Company committed a Violation in the Company Recoupment Period and will forfeit and surrender all Equity Incentive Awards granted during each of the years in which the Company committed a Violation in the Company Recoupment Period.

The Executive may reduce amounts to be repaid to the Company under (i) and (ii) above by federal and state taxes paid by the Executive on the amount to be repaid, or Equity Incentive Awards forfeited, to the extent such taxes are not recoverable by the Executive, as calculated in accordance with Section 8 of this Agreement.

For the sake of clarity, the Company will not be considered to have committed a Violation if it settles an alleged violation of Anti-Fraud Laws, without admitting a violation of any Anti-Fraud Law.

4.             Executive Violation of Anti-Fraud Law.  If the Executive commits a Violation, the Executive will:

(i)
repay to the Company the amount of Incentive Compensation that was paid to the Executive for each of the years in which the Executive committed a Violation in the five (5) year period prior to the date of the Executive’s conviction of, or plea of guilty or no contest to, violation of an Anti-Fraud Law (the “Executive Recoupment Period”); and

(ii)	forfeit and surrender all Equity Incentive Awards granted during each of the years in which the Executive committed a Violation in the Executive Recoupment Period.

The Executive may reduce amounts to be repaid to the Company under (i) and (ii) above by federal and state taxes paid by the Executive on the amount to be repaid, or Equity Incentive Awards forfeited, to the extent such taxes are not recoverable by the Executive, as calculated in accordance with Section 8 of this Agreement.

For the sake of clarity, the Executive will not be considered to have committed a Violation if the Executive settles an alleged violation of Anti-Fraud Laws, without admitting a violation of any Anti-Fraud Law.

5.             Limitation on Recoupment.  Notwithstanding any other provision of this Agreement, no Incentive Compensation or Equity Incentive Awards granted for years beginning before January 1, 2014 will be subject to recoupment or forfeiture under this Agreement.

6.             Forfeited Equity Incentive Awards Not Held by Executive.

(a)            If the securities underlying any Equity Incentive Award that is required to be forfeited or surrendered under this Agreement have been sold by the Executive, the Executive will remit to the Company the amount of the net proceeds of the sale (defined as the gross proceed of the sales, less any exercise price, commissions and unrecoverable taxes).

(b)            If the securities underlying any Equity Incentive Award that is required to be forfeited or surrendered under this Agreement have been disposed of by the Executive by gift or donation, the Executive will remit to the Company the fair market value of such securities on the date of such gift or donation (as determined by the Compensation Committee of the Board of Director (the “Committee”)).

7.             Notification of Recoupment or Forfeiture.  If the Board determines that the Executive is obligated to repay Incentive Compensation to the Company under the Recoupment Policy and this Agreement, the Company will provide the Executive with notice of the reason for the repayment (a “Recoupment Notice”).  The Recoupment Notice will include a calculation showing the amount due from the Executive for each year covered by the repayment and the total amount due from the Executive, without adjusting for taxes paid.  The Recoupment Notice will also identify any Equity Incentive Awards granted by the Company that have been canceled under this Agreement or that are required to be forfeited by the Executive.

8.             Calculation of Tax Amounts.  If the Executive wishes to claim a reduction to an amount otherwise payable to the Company under this Agreement for taxes paid by the Executive that will not be recoverable by the Executive, the Executive will prepare a calculation of the net unrecoverable Federal and state taxes on the repayment amount and submit such calculation to the Chair of the Committee within 45 day after receipt of a Recoupment Notice.  The calculation may be made using the Executives highest marginal tax rates for the applicable periods.  The Executive will provide any supporting documentation related to the calculation requested by the Committee or its advisors.

The Committee and its advisors will evaluate the calculation and have a revised Recoupment Notice delivered to the Executive reflecting any tax adjustment approved by the Committee in its sole discretion.

9.             Timing of Recoupment Payment.  Amounts to be paid to the Company will be payable within six months after the Executive receives an initial Recoupment Notice; provided, however, that if the Company or the Executive is appealing a conviction of violation of an Anti-Fraud Law, the related recoupment payments will not be due until six months after the resolution or abandonment of the appeal.  In the case of such an appeal, calculation of the amount of the recoupment payment will be made with reference to the date of the original conviction, not the date of the resolution or abandonment of the appeal.

10.          Survival.  This Agreement will survive the termination of Executive’s employment as an Executive with the Company.

11.          Eligibility for Incentive Compensation and Equity Awards.  Following execution of this Agreement, the Executive will be eligible for, but not entitled to, Incentive Compensation and  Equity Incentive Awards.

12.          Miscellaneous.

(a)           Successors and Assigns.  This Agreement may not be assigned by the Executive.  Except as provided in the next sentence, this Agreement may not be assigned by the Company without the Executive’s consent, which consent shall not be unreasonably withheld.  In any event, the Company may assign this Agreement without the consent of the Executive in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business or the assets or business of a division of the Company.

(b)           Modification.  Except as provided in the next sentence, this Agreement may be modified or amended only by a writing signed by each of the parties hereto.  Any amendment to this Agreement made by the Company to comply with rules promulgated by the SEC under Section 10D of the Securities Exchange Act of 1934 will be effective upon its delivery to the Executive.

(c)            Governing Law.  The laws of the State of Minnesota shall govern the validity, construction, and performance of this Agreement.

(d)           Construction.  Wherever possible, each provision of this Agreement shall be interpreted so that it is valid under applicable law.  If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision shall still be effective to the extent it remains valid.  The remainder of this Agreement also shall continue to be valid, and the entire Agreement shall continue to be valid in other jurisdictions.

(e)            Non-Waiver.  No failure or delay by any of the parties hereto in exercising any right or remedy under this Agreement shall waive any provision of this Agreement.  Any single or partial exercise by either of the parties hereto of any right or remedy under this Agreement shall not preclude the party from otherwise or further exercising its rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)            Captions.  The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(g)           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered or sent by registered first-class mail, postage prepaid.  Such notices and other communication shall be effective upon receipt if hand delivered and shall be effective five (5) business days after mailing if sent by mail to the following addresses, or such other addresses as either party shall have notified the other party:

If to the Company:	Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, Minnesota 55369
Attention: Chief Executive Officer

If to the Executive:

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

VASCULAR SOLUTIONS, INC.

By:

Howard Root	Date
Its: Chief Executive Officer

EXECUTIVE

[Name]	Date